EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-77299, 333-89523, 333-42118, 333-42112, 333-42110, 333-54614, 333-66754, 333-99627, 333-109687, 333-119780, 333-124804, 333-131644, 333-135209, 333-140027, 333-147359, 333-159295, and 333-164875) of Informatica Corporation of our reports dated February 25, 2011 with respect to the consolidated financial statements and schedule of Informatica Corporation and the effectiveness of internal control over financial reporting of Informatica Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

                   /s/ Ernst & Young LLP

San Jose, California
February 25, 2011